EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By

and

Among

DATAKEY, INC.,

SNOWFLAKE ACQUISITION CORP.

and

SAFENET, INC.

Dated as of September 9, 2004

i

ii

iii

AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 9, 2004, by and among DataKey, Inc., a Minnesota corporation (the “Company”), SafeNet, Inc., a Delaware corporation (“Purchaser”), and Snowflake Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of Purchaser (“Merger Sub”).

WITNESSETH:

     A. The respective Boards of Directors of Merger Sub, Purchaser and the Company deem it advisable and in the best interests of their respective shareholders that Purchaser acquire the Company upon the terms and subject to the conditions provided for in this Agreement.

     B. In furtherance thereof it is proposed that the acquisition be accomplished by Merger Sub commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase and acquire (i) all shares of the issued and outstanding common stock, par value $0.05 per share (the “Common Stock”), of the Company (together with any associated preferred stock or other rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of October 26, 2001, between the Company and Wells Fargo Bank Minnesota, N.A. (as the same has been amended through the date hereof, the “Rights Agreement”)) for $0.65 per share of Common Stock (such amount or any greater amount per share of Common Stock paid pursuant to the Offer being hereinafter referred to as the “Common Stock Offer Price”) and (ii) all shares of the issued and outstanding convertible preferred stock, liquidation value $2.50 per share (the “Convertible Preferred Stock” and, together with the Common Stock and the associated Rights, the “Shares”), for $2.50 per share of Convertible Preferred Stock (such amount or any greater amount per share of Convertible Preferred Stock paid pursuant to the Offer being hereinafter referred to as the “Convertible Preferred Offer Price” and together with the Common Stock Offer Price, the “Offer Prices”), subject to any applicable withholding Taxes (as such term is defined in Section 2.18(g)), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement.

     C. The Board of Directors of the Company has unanimously approved the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement, the Stockholders Agreement and the Stock Option Agreement, and has determined that Offer and the Merger, this Agreement and the transactions contemplated by this Agreements, the Stockholders Agreement and the Stock Option Agreement are fair to and in the best interests of the Company and its shareholders, and has resolved to recommend that holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and approve and adopt this Agreement and the Merger.

     D. The Board of Directors of each of Purchaser (on its own behalf and as the sole shareholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger, in the case of Purchaser, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and, in the case of the Company and Merger Sub, in accordance with the Minnesota Business Corporation Act (“MBCA”) and, in each such case, upon the terms and conditions set forth in this Agreement.

     E. The Board of Directors of the Company and a special committee of the Company’s Board of Directors formed in accordance with Section 302A.673 of the MBCA have unanimously approved the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement, and such approvals are sufficient to render Sections 302A.671, 302A.673 and 302A.675 of the MBCA inapplicable to the Offer and the Merger, this Agreement and the transactions contemplated by this Agreement.

     F. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s and Merger Sub’s willingness to enter into this Agreement, certain shareholders of the Company (each, a “Shareholder”) are entering into a Stockholders Agreement (the “Stockholders Agreement”) in the form attached hereto as Exhibit A, pursuant to which each such Shareholder has agreed, among other things, to tender his, her or its Shares in the Offer and to grant Purchaser a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

     G. As a condition and further inducement to Purchaser and Merger Sub to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Merger Sub and the Company are entering into a Stock Option Agreement in the form of Exhibit B hereto (the “Stock Option Agreement”), pursuant to which, among other things, the Company has granted Merger Sub an option to purchase certain newly-issued shares of Common Stock, subject to certain conditions.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
TERMS OF THE MERGER

1.1. The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A hereto shall have occurred and be continuing (and shall not have been waived by Purchaser or Merger Sub), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five (5) business days from the date of this Agreement, and the Offer shall remain open at least twenty (20) business days (as defined in Rule 14d-1(g)(3) of the Exchange Act) from commencement of the Offer (the “Initial Expiration Date”). The obligation of Merger Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with requirements of this Section 1.1(a)) shall be subject only to the satisfaction or the waiver by Purchaser or Merger Sub of the following conditions: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer (x) that number of shares of Common Stock which, together with any shares of Common Stock then owned by Purchaser or Merger Sub (without giving effect to shares subject to purchase under the Stock Option Agreement or the Stockholders Agreement), represents greater than 90% of the shares of Common Stock outstanding and (y) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Convertible Preferred Stock which, together with any shares of Convertible Preferred Stock then owned by Purchaser or Merger Sub (without giving effect to shares subject to purchase under the Stock Option Agreement the Stockholders Agreement), represents 100% of the Convertible Preferred Stock outstanding (clauses (x) and (y) together, the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto. Subject to the prior satisfaction or waiver by Purchaser or Merger Sub of the Minimum Condition and the other conditions of the Offer set forth in Annex A hereto, Merger Sub shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any of such conditions, to increase either or both of the Offer Prices and to make any other changes in the terms of the Offer; provided, however, that Merger Sub shall not, and Purchaser shall cause Merger Sub not to, decrease either of the Offer Prices, change the form of consideration payable in the Offer, decrease the number of Shares sought in the offer, impose additional conditions to the Offer, extend the Offer beyond the Initial Expiration Date except as set forth below, or amend any other condition of the Offer in any manner adverse to the holders of the Shares, in each case without the prior written consent of the Company (such consent to be authorized by the Company Board of Directors or a duly authorized committee thereof). Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) if, at any scheduled expiration of the Offer any of the conditions to Merger Sub’s obligation to accept Shares for payment shall not be satisfied or waived, extend the Offer beyond the Initial Expiration Date for a time period reasonably necessary to permit such condition to be satisfied, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission (“SEC”), or the staff thereof, applicable to the Offer. Merger

Sub may, without the consent of the Company, extend the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, either or both of the Offer Prices may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     (b) As promptly as practicable on the date of commencement of the Offer, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the “Offer Documents”). Purchaser and Merger Sub shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Merger Sub will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Purchaser and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Purchaser or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

     (c) Purchaser and Merger Sub will file with the Commissioner of Commerce of the State of Minnesota and disseminate to the shareholders of the Company any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes.

1.2. Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company’s Board of Directors and a special committee of the Company’s Board of Directors formed in accordance with Section 302A.673 of the MBCA (the “Special Committee”), each at a meeting duly called and held, have (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, the Stockholders Agreement and the Stock Option Agreement, and such approvals are sufficient to comply with Sections 302A.671, 302A.673 and 302A.675 of the MBCA as they apply to this Agreement and the transactions contemplated by this Agreement and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board and the approval of the Special Committee described in the immediately preceding sentence, and the Company shall not permit the recommendation of the Company’s Board or the disclosure regarding the approval of the Special Committee or any component thereof to be modified in any manner adverse to Purchaser or Merger Sub or to be withdrawn by the Company’s Board or the Special Committee, except as provided in Section 4.8(b) hereof.

     (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) which shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Purchaser and Merger Sub, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Purchaser, Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Purchaser, Merger Sub and their counsel prior to responding to any such comments.

     (c) The Company shall promptly furnish Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Merger Sub with such additional information, including, without limitation, updated listings and computer files of holders of Shares, mailing labels and security position listings, and such other assistance as Purchaser, Merger Sub or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

1.3. Directors of the Company.

     (a) Immediately upon the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the

Company as is equal to the product obtained by multiplying the total number of directors on such Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company and its Board of Directors shall, after the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, upon request of Merger Sub, immediately increase the size of its Board of Directors, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing, as is necessary to enable Purchaser’s designees to be so elected to the Company’s Board and shall cause Purchaser’s designees to be so elected and shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith. In the event that Merger Sub requests the resignation of directors of the Company pursuant to the immediately preceding sentence, the Company shall cause such directors of the Company to resign as may be designated by Merger Sub in a writing delivered to the Company. Immediately upon the first purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, the Company shall, if requested by Purchaser, also cause directors designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) of each committee of the Company’s Board of Directors as is on the Company’s Board of Directors. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company’s Board of Directors who are directors on the date hereof and are not employees of the Company; each such director shall both be “disinterested” as defined in Section 302A.673, Subd. 1(d), of the MBCA. The Company and its Board of Directors shall promptly take all actions as may be necessary to comply with their obligations under this Section 1.3(a), including all actions as may be permitted under the MBCA and the Company’s Bylaws.

     (b) The Company shall immediately take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to shareholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected to the Company’s Board of Directors. Purchaser and Merger Sub will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election of Purchaser’s designees to the Company’s Board of Directors pursuant to this Section 1.3 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Merger Sub under this Agreement, or (iii) any waiver of any of the Company’s rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company (the “Independent Director Approval”).

1.4. The Merger.

     Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the MBCA. At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the MBCA and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of the State of Minnesota as a wholly owned subsidiary of Purchaser.

1.5. The Closing; Effective Time.

     (a) The closing of the Merger (the “Closing”) shall take place at the offices of Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto.

     (b) Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Minnesota articles of merger in accordance with Section 302A.615 or 302A.621 of the MBCA as applicable (as the case may be, the “Articles of Merger”) executed in accordance with the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA in order to effect the Merger. The Merger shall become effective upon the filing of the Articles of Merger or at such other time as is agreed by the parties hereto and specified in the Articles of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time” and the date on which the Effective Time occurs is herein referred to as the “Closing Date.”

1.6. Conversion of Securities.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

     (a) Each Share that is owned by Purchaser, the Company or any of their respective subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.6(a) hereof and Dissenting Shares) shall automatically be converted into the right to receive the Common Stock Offer Price in cash (the “Merger Consideration”), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.7 hereof, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7 hereof.

     (c) Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.7. Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares held by Purchaser, the Company and any of their respective subsidiaries and Dissenting Shares) in connection with the Merger (the “Exchange Agent”) to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.6(b) hereof. Purchaser shall deposit such aggregate Merger Consideration with the Exchange Agent promptly following the Effective Time. Such aggregate Merger Consideration shall be invested by the Exchange Agent as directed by Purchaser.

     (b) Exchange Procedures. Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted pursuant to Section 1.6(b) hereof into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 1.6(b) hereof.

     (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

     (d) Termination of Fund; No Liability. At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent nor any party hereto shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 1.6(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

     (f) Withholding Taxes. Purchaser and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Offer Prices or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser or Merger Sub.

1.8 Options.

     (a) Except as provided in paragraphs (b), (c) and (d) below with respect to the Company’s 1998 Employee Stock Purchase Plan, as amended (the “Company ESPP”), the Cash-Out Options (as defined in Section 1.8(d)) and certain options to purchase Common Stock at an exercise price greater than $0.82 per share, at the Effective Time, with respect to each then outstanding and unexercised option for Shares (the “Company Options”) granted under the Company’s 1987 Stock Option Plan, 1997 Stock Option Plan and 1994 Consultant Plan (collectively, the “Company Option Plans”) or otherwise, Purchaser shall cause each holder of a Company Option to receive, by virtue of the Merger and without any action on the part of the holder thereof, options (“Purchaser Replacement Options”) exercisable for shares of common stock, par value $.01 per share, of Purchaser (“Purchaser Stock”) having the same terms and conditions as the Company Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Company Options pursuant to the plans or arrangements pursuant to which such Company Options were granted) except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Conversion Fraction, and rounded to the nearest whole cent or number, respectively. Purchaser shall use all reasonable efforts to ensure that any Company Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Stock for delivery upon the exercise of Purchaser Replacement Options after the Effective Time. Promptly after the Effective Time, Purchaser shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Purchaser Stock contemplated by such Purchaser Replacement Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Purchaser Replacement Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Purchaser shall qualify under applicable state securities laws the issuance of such shares of Purchaser Stock issuable upon exercise of Purchaser Replacement Options. Purchaser’s Board of Directors shall take all actions necessary on the part of Purchaser to enable the acquisition of Purchaser Stock, Purchaser Replacement Options and subsequent transactions in Purchaser Stock after the Effective Time pursuant to Purchaser Replacement Options by persons subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from the application of Section 16(b) of the Exchange Act, to the extent permitted thereunder. For purposes of this Agreement, the term “Conversion Fraction” shall mean the quotient determined by dividing (x) the Common Stock Offer Price by (y) the average closing prices of one (1) shares of the Purchaser Stock on The Nasdaq National Market (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source) for the five (5) trading days ending two (2) days prior to the Effective Time.

     (b) The offerings under the Company ESPP shall be terminated as of the date hereof, and Shares shall not be issued to participants thereunder after the date hereof. As of the Effective Time, each participant under the Company ESPP shall receive a cash payment equal to the balance, if any, of any accumulated payroll deductions for which they did not receive Shares.

     (c) Each Company Option with an exercise price greater than $0.82 per share of Common Stock that is outstanding and unexercised at the Effective Time shall terminate at the Effective Time and shall not be assumed or replaced by Purchaser.

     (d) At the Effective Time, in exchange for the surrender and cancellation of the Company Options identified on Schedule 1.8(d) to this Agreement (the “Cash-Out Options”), Purchaser shall pay to the persons identified on Schedule 1.8(d) as the holders of such Cash-Out Options cash in the amount equal to, with respect to each Cash-Out Option, the product of (i) the number of shares of Common Stock to be acquired upon the exercise of such Cash-Out Option, multiplied by (ii) the amount equal to the difference between (A) the Merger Consideration, minus (B) the exercise price of such Cash-Out Option.

     (e) From and after the date hereof until the Effective Time, the Company shall, upon the request of Purchaser, grant to employees of the Company designated by Purchaser options to purchase Common Stock available for issuance under the Company’s 1997 Stock Option Plan in such amounts and at such exercise price(s) as the Company and Purchaser agree and upon such issuance, such options shall be treated as Company Options for purposes of this Agreement.

     (f) As of the Effective Time, except as provided in this Section 1.8, all rights under any provision of the Company Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall take all action necessary to ensure that, as of and after the Effective Time, except as provided in this Section 1.8, no person shall have any right under the Company Option Plans or any other plan, program or arrangement with respect to equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     (g) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Option Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Purchaser, required under the Company Option Plans or any Company Options to give effect to the foregoing provisions of this Section 1.8.

1.9 Warrants.

     If permitted under the terms of the applicable governing instruments, the Company shall take all necessary action such that, at the Effective Time, each holder of an outstanding warrant to purchase shares of Common Stock (collectively, the “Company Warrants”) shall have the right to receive, in lieu of the shares of Common Stock theretofore issuable upon exercise of such Company Warrant, an amount per share equal to the excess of the Merger Consideration over the exercise price per share of such Company Warrant; provided, however, that to the extent the foregoing is not permissible under the terms of any such Company Warrant, each such Company Warrant shall, at the Effective Time, be deemed to constitute a warrant to acquire, upon payment of the aggregate exercise price of such Company Warrant, and otherwise on the same terms and conditions as were applicable under such Company Warrant prior to the Effective Time, the aggregate Merger Consideration that the holder of such Company Warrant would have been entitled to receive pursuant to Article I of this Agreement had such holder exercised such Company Warrant in full immediately prior to the Effective Time. The Company shall deliver to each holder of a Company Warrant timely notice of the Merger in accordance with the provisions thereof. The Company shall take all necessary actions to provide that as of the Effective Time no holder of a Company Warrant will have the right to receive shares of common stock of the Surviving Corporation upon the exercise of any Company Warrant.

1.10 Dissenting Shares.

     Notwithstanding any provision of this Agreement to the contrary, each outstanding Share, the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 1.6(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters’ rights with respect to its Shares under the MBCA effectively withdraws or loses (through failure to perfect or otherwise) its dissenters’ rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(b) hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares. After the Effective Time, Purchaser shall cause the Company to make all payments to holders of Shares with respect to such demands in accordance with the MBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Shares under the MBCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for Shares or offer to settle or settle any such demands.

1.11 Articles of Incorporation and Bylaws.

     Subject to Section 5.5 hereof, at and after the Effective Time until the same have been duly amended, (i) the Articles of Incorporation of the Surviving Corporation shall be identical to the Articles of Incorporation of Merger Sub in effect at the Effective Time and (ii) and the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub in effect at the Effective Time.

1.12 Directors and Officers.

     At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

1.13 Other Effects of Merger.

     The Merger shall have all further effects as specified in the applicable provisions of the MBCA.

1.14 Additional Actions.

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.15 Section 16.

     Purchaser, the Surviving Corporation and the Company shall each take all such steps as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (a) the transactions contemplated by this section, and (b) any other dispositions of Company equity securities (including derivative securities) or other acquisitions of Purchaser equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Exchange Act, in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. For purposes of this Agreement, “Section 16 Affiliate” shall mean each individual who (a) immediately prior to the Effective Time is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Purchaser or the Surviving Corporation.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule to be delivered by the Company to Purchaser upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the “Company Disclosure Schedule”), each section of which only qualifies the correspondingly numbered representation or warranty in this Article II, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

2.1. Due Incorporation and Good Standing.

     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Company, except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which the Company competes, or (iii) the taking of any action contemplated by this Agreement. The Company has heretofore made available to Purchaser accurate and complete copies of the Restated Articles of Incorporation, as amended, and Bylaws, as currently in effect, of the Company.

2.2 Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 22,000,000 shares of Common Stock, (ii) 400,000 shares of Convertible Preferred Stock, (iii) 120,000 shares of preferred stock, par value $0.05 per share, designated as Series B Preferred Stock (the “Series B Preferred Stock”) and reserved for issuance in connection with the Rights Agreement, and (iv) 7,480,000 shares that are not designated (the “Undesignated Capital Stock” and together with the Common Stock, the Convertible Preferred Stock and the Series B Preferred Stock, the “Company Capital Stock”). As of the close of business on September 9, 2004, (i) 11,767,254 shares of Common Stock were issued and outstanding, (ii) 150,000 shares of Convertible Preferred Stock were issued and outstanding, (iii) no shares of Series B Preferred Stock were issued and outstanding, (iv) no shares of Undesignated Capital Stock were issued and outstanding, (v) 1,789,728 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options, (vi) 6,593,823 shares of Common Stock were subject to issuance under Company Warrants and (vii) 83,876 shares of Common Stock were available for issuance in the purchase period ending December 31, 2004 under the Company ESPP. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the Convertible Preferred Stock and the Series B Preferred Stock are as set forth in the Restated Articles of Incorporation, as amended. None of the outstanding securities of the Company has been issued in violation of any federal or state securities laws.

     (b) Except as set forth above or as set forth in Section 2.2(b) of the Company Disclosure Schedule, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive or similar rights, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Except for the Company’s obligations under the Rights Agreement (including the Rights) and except as otherwise expressly contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the issued, outstanding, authorized but unissued, or unauthorized shares of capital stock or any other security of the Company, and there is no authorized or issued security of any kind convertible into or exchangeable, for any such capital stock or other security. A true, correct and complete copy of the Rights Agreement has been delivered to Purchaser by the Company prior to the date hereof.

     (c) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Company Capital Stock.

     (d) Following the Effective Time, no holder of Company Options or Company Warrants will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options or Company Warrants.

     (e) Except as disclosed in Section 2.2(e) of the Company Disclosure Schedule, no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by any lien on any property and (F) all guarantee obligations.

     (f) Section 2.2(f) of the Company Disclosure Schedule lists all Company Options outstanding as of the date hereof, the name of the holder of each Company Option, the date of grant and the exercise price of such Company option, the number of shares of Common Stock as to which such Company Option has vested, the vesting schedule for such Company Option, a summary of any acceleration provisions or milestones, and whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated under this Agreement, and indicates the extent of acceleration, if any. Since July 30, 2004, the Company has not granted any Company Options to officers or directors of the Company.

     (g) No agreement or understanding requires consent or approval from the holder of any Company Option or Company Warrant to effectuate the terms of this Agreement. The Company has previously provided true and complete copies of each Company Warrant to Purchaser.

2.3 No Subsidiaries

     The Company has no subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any person.

2.4 Authorization; Binding Agreement.

     The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, the Stockholders Agreement and the Stock Option Agreement have been duly and validly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Merger by the shareholders of the Company in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (“Enforceability Exceptions”). The Special Committee and the Company’s Board of Directors have approved the Offer, the Merger, this Agreement, the Stockholders Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby and such approvals are sufficient so that Sections 302A.671, 302A.673 and 302A.675 of the MBCA will not impede the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement.

2.5 Governmental Approvals.

     No consent, approval, waiver or authorization of, notice to or declaration or filing with (“Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self regulatory organization (“Governmental Authority”) on the part of the Company is required in connection with the execution or delivery by the Company of this Agreement, the Offer, the Merger or the consummation by the Company of the other transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA, (ii) filings with the SEC and state securities laws administrators (including the Commissioner of Commerce of the State of Minnesota), (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

2.6 No Violations.

     The execution and delivery of this Agreement, the Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company, (ii) except as set forth on Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which the Company is a party or by which its assets are bound, (iii) result in the creation or imposition of any liens, charges, security interests, options, claims, mortgages, pledges, assessments, charges, adverse claims, rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing (“Encumbrances”) of any kind upon any of the assets of the Company or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree (“Law”) to which the Company or any of its assets or properties is subject.

2.7 SEC Filings; Company Financial Statements.

     (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since October 1, 1999 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) and has made available to Purchaser such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Between the date of this Agreement and the Closing Date, the Company will timely file with the SEC all documents required to be filed by it under the Exchange Act.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”),

including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared from, are in accordance with and accurately reflect in all material respects, the Company’s books and records as of the times and for the periods referred to therein, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (iv) fairly presented the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments and (v) was prepared from and in accordance with the Company’s books and records. The balance sheet of the Company contained in the Company SEC Reports as of June 30, 2004 (the “Balance Sheet Date”) as filed with the SEC before the date hereof is hereinafter referred to as the “Company Balance Sheet.”

     (c) The Company has heretofore furnished to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. All public announcements in a news release issued by the Dow Jones news service, PR Newswire or any equivalent service made by the Company since the Balance Sheet Date did not and will not contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (d) Section 2.7(d) of the Company Disclosure Schedule sets forth a complete list of all effective registration statements filed on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

     (e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to the Company is made known to the Chief Executive Officer and Chief Financial Officer. To the Company’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2.8 Absence of Certain Changes.

     Except as disclosed in Section 2.8 of the Company Disclosure Schedule, from the Balance Sheet Date to the date hereof, the Company has not:

     (a) suffered any Company Material Adverse Effect or any event or change which is reasonably expected to have or constitute a Company Material Adverse Effect;

     (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice, which exceed $50,000 in the aggregate;

     (c) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

     (d) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrances, except for liens for current taxes not yet due or liens the incurrence of which would not be reasonably expected to have a Company Material Adverse Effect;

     (e) cancelled any debts or waived any claims or rights of material value;

     (f) sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

     (g) granted any increase in the compensation or benefits of any director, officer, employee or consultant of the Company (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company, except in the case of employees other than officers of the Company for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

     (h) made any change in severance policy or practices;

     (i) made any capital expenditure or acquired any property, plant and equipment for a cost in excess of $50,000 in the aggregate;

     (j) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of their respective capital stock or redeemed,

purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

     (k) (i) made any changes in any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP; or (ii) made or changed any election relating to Taxes, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

     (l) paid, loaned, modified or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or shareholders or any affiliate or associate of any of their officers, directors or shareholders except for directors’ fees, expense reimbursements in the ordinary course and compensation to officers at rates not inconsistent with the Company’s past practice;

     (m) written-down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business consistent with past practice nor is any such write-down required;

     (n) suffered any impairment of any material Company Intellectual Property Rights (as defined in Section 2.16(a)) or any material adverse change in any material Intellectual Property Rights licensed from a third party, in each case, other than in the ordinary course of business consistent with past practice, or disposed of or disclosed (except as necessary in the conduct of its business) to a third party any Trade Secrets owned by the Company;

     (o) granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payments or benefits pursuant to, or adopted or amended, any Company Employee Plans except those made in the ordinary course of business consistent with past practice; or

     (p) agreed, whether in writing or otherwise, to take any action described in this Section 2.8.

2.9 Absence of Undisclosed Liabilities.

     Except (a) as disclosed in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, the Company has not incurred any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or in the notes thereto

2.10 Compliance with Laws.

     The business of the Company has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

2.11 Permits.

     (a) The Company has all permits (including signage permits), certificates, licenses, approvals and other authorizations required in connection with the operation of its business (collectively, “Company Permits”), (b) the Company is not in violation of any Company Permit and (c) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

2.12 Litigation.

     Except as disclosed in the Company SEC Reports filed prior to the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation (“Litigation”) pending before any agency, court or tribunal, foreign or domestic or, to the knowledge of the Company, threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or, to the knowledge of the Company, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof, there is no litigation that the Company has pending against other parties. The descriptions of all litigation in the Company SEC Reports are accurate in all material respects

2.13 Restrictions on Business Activities.

     Except as set forth in Section 2.13 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

2.14 Contracts.

     (a) The Company is not a party and is not subject to any management, royalty, license, lease or joint venture agreement or any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument (“Company Material Contract”) that is not so listed in Section 2.14(a) of the Company Disclosure Schedule. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable by the Company in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect.

     (b) Except as is listed in Section 2.14(b) of the Company Disclosure Schedule, the Company is not a party to, and none of its assets or properties is subject to, any agreement, arrangement or understanding (written or oral) with any other person (including an affiliate of the Company), which (i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other person, (ii) guarantees the obligations of, or performance of any acts, by such other person, or (iii) imposes legal liability on the Company for any payments (contingent or otherwise) under any note, guarantee, debt, bond, mortgage, indenture, contract, lease, license, agreement or instrument.

2.15 Government Contracts.

     (a) Customers and Suppliers. The Company is not currently in, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any contract with any Governmental Authority, (ii) any subcontract issued at any tier under a prime contract with any Governmental Authority, or (iii) any bid, proposal, offer or quotation relating to a contract with any Governmental Authority or a subcontract issued under a contract with any Governmental Authority, except, in the case of each of (i), (ii) and (iii) above, that with respect to the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, for any violation, breach, default or automatic or optional termination right that arises as a result of Purchaser’s failure to comply with the terms of such contract, subcontract, bid, proposal, offer or quotation. The Company is not in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et seq.), and agency export regulations) or any similar state or local Law or regulation governing any contract, subcontract, bid, or proposal with any Governmental Authority, as applicable. The Company has not received a cure notice, a show cause notice or a stop work notice, nor has the Company been threatened with termination for default under any contract or subcontract with any Governmental Authority. To the Company’s knowledge, no request for equitable adjustment by any of its vendors, suppliers or subcontractors against it relating to contracts or subcontracts involving any Governmental Authority exists.

     (b) Government Claims. No state of facts exists that would constitute valid grounds for the assertion of a material claim by a Governmental Authority against the Company for any of the following: (i) defective pricing, (ii) FAR and/or CAS noncompliance, (iii) fraud or (iv) false claims or false statements. To the Company’s knowledge, no state of facts exists that would constitute valid grounds for the assertion of a claim by a Governmental Authority against it for either (y) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Authority; or (z) any other monetary claims relating to the performance or administration by the Company of contracts or subcontracts for any Governmental Authority.

     (c) Suspension or Debarment. The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the Company’s knowledge, threatened. There is no ongoing investigation, audit, prosecution, civil or administrative proceeding or settlement negotiation, or internal investigation, relating to the contracts or subcontracts of the Company with any Governmental Authority or the violation of any federal, state or local order, statute, rule, or regulation relating to government contracts, subcontracts, or export controls.

2.16 Technology and Intellectual Property.

     (a) Definitions. The following terms shall have the meanings set forth below:

          “Company Intellectual Property Rights” means all Intellectual Property Rights in the Registered Company IP and all other Intellectual Property Rights in the Company Technology and Company Trademarks other than third party Intellectual Property Rights.

          “Company Technology” means all Technology used, or held for use, in the business of the Company, as currently conducted or contemplated to be conducted.

          “Company Trademarks” means all Trademarks used, or held for use, in the business of the Company, as currently conducted or contemplated to be conducted.

          “Computer Software” means all computer programs (whether in source code or object code form), databases, compilations and documentation (including, without limitation, user, operator and training manuals) related to the foregoing.

          “Copyrights” means U.S. and foreign copyrights (whether registered or unregistered).

          “Intellectual Property Rights” means all rights in or under Copyrights, Patents, Trade Secrets, and Trademarks.

          “License Agreements” means all agreements to which the Company is a party or otherwise bound, under which the Company is granting or is granted any Intellectual Property Right.

          “Patents” means all U.S. and foreign patents and patent applications.

          “Registered Company IP” means all (i) Patents, (ii) registered Copyrights and Copyright registration applications, and (iii) registered Trademarks and Trademark registration applications, in which the Company has an ownership interest.

          “Technology” means all processes, formulae, algorithms, data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, Computer Software, information or know-how.

          “Trademarks” means all U.S. and foreign trademarks, service marks, trade names, designs, logos, and slogans that are used in commerce and have source-designating significance to the relevant consumers.

          “Trade Secrets” means trade secrets as defined in applicable state Laws regarding trade secrets.

     (b) Section 2.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Company IP and Internet domain names registered in the name of the Company.

     (c) The Company is listed in the records of the appropriate U.S., state or foreign agency as the sole owner of record for each item of Registered Company IP. Subject to the rights and interests granted to third parties in the License Agreements and except as set forth in Section 2.16(c) of the Company Disclosure Schedule, the Company owns all right, title and interest in and to the Registered Company IP, and owns all other Company Intellectual Property Rights, free and clear of all Encumbrances. Except as set forth in Section 2.16(c) of the Company Disclosure Schedule, the Registered Company IP is subsisting in full force and effect and, to the knowledge of the Company, has not been cancelled, expired or abandoned, and, to the knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable.

     (d) With respect to any Patents that are included in the Registered Company IP: (i) to the knowledge of the Company, each has been prosecuted in material compliance with all applicable rules, policies and procedures of the U.S. Patent and Trademark Office or applicable foreign agency; and (ii) except as set forth in Section 2.16(d) of the Company Disclosure Schedule or as disclosed in an Information Disclosure Statement filed with the

U.S. Patent and Trademark Office, the Company is not aware of any prior art or other facts that could render any of the issued claims in the Patents invalid or unenforceable.

     (e) Section 2.16(e) of the Company Disclosure Schedule sets forth a true and complete list of all material License Agreements, except for software licensed under a clickthrough or shrinkwrap license or through any other written agreement for ready made software. Each License Agreement is valid and binding on the Company and, to the knowledge of the Company, each other party thereto and enforceable in accordance with its terms. Except as stated in Section 2.16(e) of the Company Disclosure Schedule, none of the License Agreements grants any third party exclusive rights to or under any Company Intellectual Property Rights or the right to sublicense any Company Intellectual Property Rights. The Company is in compliance with, and has not breached any material term of any of such License Agreements and, to the knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached any material term of, such License Agreements.

     (f) Except as disclosed in Section 2.16(f) of the Company Disclosure Schedule, the Company has not received any written notice of infringement of any Intellectual Property Rights of a third party, received any offers for a license to a third party patent in connection with a claim of infringement, or obtained a written opinion of counsel relating to a third party patent. To the knowledge of the Company, there is no reasonable basis to allege that the Company has infringed upon, violated, misappropriated or is infringing upon, violating or misappropriating an Intellectual Property Right of a third party.

     (g) Except as disclosed in Section 2.16(g) of the Company Disclosure Schedule, the Company has not provided to a third party any notice of infringement of or conflict with any Company Intellectual Property Rights. Except as disclosed in Section 2.16(g) of the Company Disclosure Schedule, to the knowledge of the Company, no person has infringed upon, violated, misappropriated or is infringing upon, violating or misappropriating any of the Company Intellectual Property Rights.

     (h) Except as disclosed in the Company SEC Reports filed prior to the date hereof, to the knowledge of the Company, there is no pending or threatened claim, suit, arbitration or, except for pending patent applications before the U.S. Patent and Trademark Office, other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction: (i) involving the Company Intellectual Property Rights; (ii) alleging that the Company is or may be infringing upon, violating or misappropriating an Intellectual Property Right of a third party; or (iii) challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights.

     (i) To the knowledge of the Company, no material Trade Secret of the Company has been disclosed to any third party in violation of confidentiality obligations to the Company, and, to the knowledge of the Company, no party to a nondisclosure agreement with the Company is in breach or default thereof. The Company has taken reasonable measures, consistent with customary industry practice, to protect, preserve and maintain the secrecy of its Trade Secrets.

     (j) Except as disclosed in Section 2.16(j) of the Company Disclosure Schedule, there are no settlements, forbearances to sue, consents, judgments, injunctions, releases, waivers, orders or similar obligations, other than the License Agreements, that: (i) restrict any Company Intellectual Property Rights or; (ii) restrict the conduct of the business of the Company in order to accommodate Intellectual Property Rights of a third party; or (iii) grant third parties any rights under Company Intellectual Property Rights.

     (k) Except as set forth in Section 2.16(k) of the Company Disclosure Schedule, all current employees of the Company and all former employees, contractors and consultants of the Company who have developed software created within the three (3) years preceding the date of this Agreement have executed an agreement that assigns to the Company their Intellectual Property Rights in the work product developed pursuant to their employment or relationship with the Company. No current or former director, officer or employee of the Company will, after giving effect to the transactions contemplated by this Agreement, own any of the Company Intellectual Property Rights.

     (1) The execution of, the delivery of, the consummation of the transactions contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any material loss or impairment of the Company Intellectual Property Rights or any Intellectual Property Rights licensed to the Company.

     (m) The Company has not used or will not use before the purchase of the Shares pursuant to the Offer any of the prior inventions disclosed in the proprietary information and inventions agreements of its employees, and, to the Company’s knowledge, no employees of the Company or have improperly brought to the Company or used at the Company any confidential information from their prior employers.

2.17 Employee Benefit Plans.

     (a) Section 2.17 of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements, (iv) other fringe or employee benefit plans, programs, agreements or arrangements of the Company and (v) any current or former employment, change of control, retention or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the “Company Employee Plans” ).

     (b) The Company has delivered to Purchaser a copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for 2003. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also delivered to Purchaser the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company’s knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

     (c) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), except as would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect, and the Company and each ERISA Affiliates have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or ERISA with respect to any of the Company Employee Plans. All contributions and premiums required to be made by the Company or any ERISA Affiliates to any Company Employee Plan have been made on or before their due dates. Each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms. With respect to each Company

Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite material governmental reports (which, to the Company’s knowledge, were true and correct as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor other than routine claims for benefits.

     (d) With respect to each Company Employee Plan, the Company and its ERISA Affiliates have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except where the failure to comply with the applicable requirements of such laws and regulations would not be reasonably expected to have a Company Material Adverse Effect.

     (e) Except as disclosed in Section 2.17(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or consultant of the Company or any ERISA Affiliates to severance benefits or any other payment, or (ii) accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee, director or consultant.

     (f) No amounts payable under any of the Company Employee Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Company Employee Plans contains any provision requiring a gross-up pursuant to Section 280G of the Code or similar tax provisions.

     (g) No Company Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

     (h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Company Financials.

     (i) Neither the Company nor any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

     (j) Neither the Company nor any ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation to contribute to, any “multiemployer plan” as defined in Section 3(37) of ERISA.

     (k) Section 2.17(k) of the Company Disclosure Schedule sets forth for each Company Option, where applicable, the performance targets, design wins, thresholds or other measurement pursuant to which vesting or exercise of such option is contingent.

2.18 Taxes and Returns.

     (a) The Company has timely filed, or caused to be timely filed, all Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or which are being contested in good faith or are immaterial in amount). The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable.

     (b) The Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (c) Except as set forth in Section 2.18(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with another event) will not result in any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of the Company.

     (d) The Company is not and has not been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

     (e) The Company has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that could reasonably be expected to have a Company Material Adverse Effect following the Closing.

     (f) The Company is not currently being audited by any taxing authority and has not been notified by any tax authority that any such audit is contemplated or pending.

     (g) For purposes of this Agreement, the term “Tax” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon. The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

2.19 Finders and Investment Bankers.

     Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

2.20 Fairness Opinion.

     The Company has received from Manchester Companies Inc., its financial advisor, a written opinion addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement to the effect that the consideration to be received in the Offer and the Merger by the Company’s shareholders is fair to the Company’s shareholders from a financial point of view.

2.21 Insurance.

     Section 2.21 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies carried by, or covering, (i) the Company with respect to their to its business, assets and properties and with respect to which records are maintained at the Company’s principal executive offices, and (ii) the directors and officers of the Company, together with, in respect of each such policy, the amount of coverage and the deductible. The Company maintains insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 2.21 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.

2.22 Vote Required; Ownership of Purchaser Capital Stock; State Takeover Statutes.

     (a) The affirmative vote of the holders (including Merger Sub following its acceptance of Shares for payment under the Offer) of a majority of the outstanding shares of Common Stock and of at least 90% of the outstanding shares of Convertible Preferred Stock (the “Company Shareholder Approval”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and the transactions contemplated hereunder (other than the Offer, in respect of which no approval is required from the holders of capital stock of the Company).

     (b) The Company does not beneficially own, either directly or indirectly, any shares of Purchaser capital stock.

     (c) The Company has taken all actions necessary under the MBCA to approve the Offer, the Merger and the other transactions contemplated by this Agreement and the transactions contemplated by each of the Stockholders Agreement and the Stock Option Agreement. The Company’s Board of Directors and the Special Committee, each at a meeting duly called and held, have approved the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement, and each of the Stockholders Agreement and the Stock Option Agreement and the transactions contemplated thereby, and such approvals are sufficient so that Sections 302A.671, 302A.673 and 302A.675 of the MBCA will not impede the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement. No other “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or charter provision applies or purports to apply to this Agreement, the Offer or the Merger or the other transactions contemplated by this Agreement (other than Chapter 80B of the Minnesota Statutes).

2.23 Title to Properties.

     Section 2.23 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by Company and sets forth all material real property leased by Company as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the “Company Real Property”). The Company Real Property set forth in Section 2.23 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company. The Company has good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The Company Real Property is free of Encumbrances, except for: (a) liens with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings; (b) mechanics’, material men’s or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; and (c) other exceptions with respect to title to Company Real Property (including easements of public record) that do not and would not materially interfere with the current and intended use of such Company Real Property (clauses, (a), (b), and (c) being referred to herein as “Permitted Encumbrances”); and the consummation of the transactions contemplated hereby will not create any Encumbrance (other than Permitted Encumbrances) on any of the Company Real Property. The Company enjoys peaceful and undisturbed possession under all leases of Company Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company to conduct its business on such property.

2.24 Employee Matters.

     (a) There are no actions, suits, claims, charges, labor disputes, grievances or controversies pending, or to the Company’s knowledge, threatened involving the Company and any of its employees or former employees. To the Company’s knowledge, no Governmental Authority responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company and no such investigation is in progress. To the Company’s knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other person. There has been: (i) no labor union organizing or attempting to organize any employees of the Company into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company pending, or, to the Company’s knowledge, threatened against or affecting the Company. The Company is not a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of the Company and no such agreement is currently being negotiated.

     (b) The Company (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and is not engaged in any unfair labor practice, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

     (c) To the Company’s knowledge, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving the Company. Neither the Company nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

     (d) Since June 30, 2004, the Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. To the Company’s knowledge, none of the Company’s employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

     (e) Section 2.24 of the Company Disclosure Schedule contains a true and complete list of (i) the names of all directors and elected and appointed officers of the Company, together with such person’s position or function, annual base salary and incentives or bonus arrangement, and (ii) the number of shares of Common Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons. As of the date hereof, no key employee, director or officer of the Company has given notice to the Company, nor, is the Company otherwise aware of any information that would lead it to reasonably believe, that any such person will or may cease to be engaged by the Company for any reason prior to the Effective Time.

2.25 Customers and Suppliers.

     No single customer which individually accounted for more than 5% of the Company’s gross revenues during the 12-month period preceding the date hereof, and no single supplier of the Company, has canceled or otherwise terminated, or has advised the Company that it intends to cancel or otherwise terminate, its relationship with the

Company. Except as disclosed in Section 2.25 of the Company Disclosure Schedule, no single customer which individually accounted for more than 5% of the Company’s gross revenues during the 12-month period preceding the date hereof decreased materially its use of the services or products of the Company or advised the Company that it intends to decrease materially its use of the services or products of the Company. No single supplier of the Company has, during the 12-month period preceding the date hereof, decreased materially its services or supplies to the Company or has advised the Company that it intends to decrease materially its services or supplies to the Company. The Company has not breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

2.26 Orders, Commitments and Returns.

     As of the date of this Agreement, there are no claims against the Company to return in excess of an aggregate of $100,000 of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

2.27 Inventory.

     The inventories shown on the Company Financials or thereafter acquired by the Company, consisted of items of a quantity and quality usable or salable in the ordinary course of business (other than slow-moving, obsolete or unusable items which are adequately reserved for in the Company Financials to reflect realizable value). Since the Balance Sheet Date, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received written or oral notice that it will experience in the foreseeable future any material difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since the Balance Sheet Date, due provision was made on the books of the Company in the ordinary course of business consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

2.28 Accounts Receivable.

     Subject to any reserves set forth in the Company Financials, the accounts receivable shown in the Company Financials represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Company Financials is reasonably adequate and consistent with the Company’s past practice.

2.29 Environmental Matters.

     The Company has not, and no third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property, any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. (S) 9601-9657, as amended) (collectively, “Hazardous Substances”) except in material compliance with all applicable Laws, and no Hazardous Substances have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property except in material compliance with all applicable Laws, nor has any activity been undertaken on the Company Real Property that would cause or contribute to (a) the Company Real Property becoming a treatment, storage or disposal facility in material violation of, the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. (S) 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Company Real Property in material violation of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, for which the Company does not have all material required permits under the Federal Water Act, 33 U.S.C. (S) 1251 et seq., or the Clean Air Act, 42 U.S.C. (S) 7401 et seq., or any similar state law or local ordinance, in each case except for any such noncompliance, violations, or failures as would not be reasonably likely to have a Company Material Adverse Effect. There are no substances or conditions in or on the Company Real Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, except for any such claims or causes of action as would not be reasonably likely to have a Company Material Adverse Effect. There are no above ground or underground tanks that have been located under, in or about the Company Real Property which have been subsequently removed or filled. To the extent storage tanks exist on or under the Company Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

2.30 Rights Plan.

     The Board of Directors of the Company has amended the Rights Agreement to provide that (i) so long as this Agreement has not been terminated pursuant to Section 7.1 hereof, a Distribution Date (as such term is defined in the Rights Agreement) shall not occur or be deemed to occur, and neither Purchaser nor Merger Sub shall become an Acquiring Person (as such term is defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of Shares pursuant to the Offer, or the consummation of the Merger and the other transactions contemplated by this Agreement and (ii) the Rights shall terminate and expire immediately preceding the time of Merger Sub’s acceptance of Shares for payment under the Offer. Such amendment to the Rights Agreement is valid and binding, has not been modified or waived in any respect and remains in full force and effect.

2.31 Schedule 14D-9; Offer Documents; and Proxy Statement.

     Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, if filed, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Purchaser or Merger Sub which is contained in any of the foregoing documents.

2.32 Absence of Questionable Payments.

     Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor to the Company’s knowledge, any current director, officer, agent, employee or other person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company is in compliance with the provisions of Section 13(b) of the Exchange Act.

2.33 Representations Complete.

     None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain upon the consummation of the Offer any untrue statement of a material fact, or omits or will omit upon the consummation of the Offer to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company as follows:

3.1. Due Incorporation and Good Standing.

     Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole, and except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Purchaser competes, or (iii) the taking of any action contemplated by this Agreement (“Purchaser Material Adverse Effect”). Purchaser has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Purchaser.

3.2. Authorization; Binding Agreement.

     Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the offer and the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole shareholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3. Governmental Approvals.

     No Consent from or with any Governmental Authority on the part of Purchaser or Merger Sub is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA, (ii) filings with the SEC, state securities laws administrators (including the Commissioner of Commerce of the State of Minnesota) and the National Association of Securities Dealers, Inc. (the “NASD”), (iii) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

3.4. No Violations.

     The execution and delivery of this Agreement, the Offer, the Merger, the consummation of the other transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser is a party or by which its assets are bound, (iii) result in the creation or imposition of any Encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Purchaser or Merger Sub or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

3.5. Finders and Investment Bankers.

     Neither Purchaser nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated hereby.

3.6. Schedule TO; Offer Documents; Proxy Statement; Schedule 14D-9.

     Neither the Schedule TO nor any information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule TO will, when filed by Merger Sub with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser and the Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto.

3.7. Financing.

     At or prior to the dates that Merger Sub becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, Purchaser and Merger Sub will have sufficient cash resources available to pay for the Shares that the Merger Sub becomes so obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger.

3.8 Representations Complete.

     None of the representations or warranties made by Purchaser herein or in any Schedule hereto, or in any certificate furnished by Purchaser pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain upon the consummation of the Offer any untrue statement of a material fact, or omits or will omit upon the consummation of the Offer to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV
ADDITIONAL COVENANTS OF THE COMPANY

4.1. Conduct of Business of the Company.

     (a) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (the inclusion of any item having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct its business in the ordinary course and consistent with past practice, and (ii) the Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain satisfactory relationships with all persons with whom it does business, and to preserve the possession, control and condition of all of its assets.

     (b) Without limiting the generality of the foregoing clause (a), the Company will not, without the prior written consent of Purchaser:

          (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments);

          (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of or any Voting Debt of the Company including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company, except for the issuance of Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms. For purposes of this Agreement, the term “Voting Debt” shall mean indebtedness having general voting rights and debt convertible into securities having such rights;

          (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities and other than pursuant to commitments outstanding on the date of this Agreement in accordance with their present terms as set forth on Schedule 4.1(b)(C) of the Company Disclosure Schedule;

          (D) (a) create, incur, assume, forgive or make any changes to the terms or collateral of any debt, receivables or employee or officer loans or advances, except incurrences that constitute refinancing of existing obligations on terms that are no less favorable to the Company than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or incur any preopening expenses, other than as set forth in Section 4.1(a)(D) of the Company Disclosure Schedule; (d) make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees); (e) acquire the stock or assets of, or merge or consolidate with, any other person; (f) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or (g) sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties (real, personal or mixed) material to the Company other than to secure debt permitted under subclause (a) of this clause (D) or other than in the ordinary course of business consistent with past practice;

          (E) except as set forth in Section 4.1(b)(E) of the Company Disclosure Schedule, increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any share holder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement, or enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or affiliates except current compensation and benefits in the ordinary course of business, consistent with past practice;

          (F) (i) commence or settle any litigation or other proceedings with any Governmental Authority or other person, or (ii) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies or procedures.

          (G) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

          (H) transfer or license to any person or entity or otherwise extend, amend, modify, permit to lapse or fail to preserve any of the Company Intellectual Property Rights material to the Company’s business as presently conducted or proposed to be conducted, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any person who has not entered into a confidentiality agreement any Trade Secrets;

          (I) modify, amend or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, other than any such modification, amendment or termination of any such Company Material Contract or any such waiver, release or arrangement thereunder in the ordinary course of business consistent with past practice;

          (J) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company is a party;

          (K) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

          (L) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

          (M) establish any subsidiary or enter into any new line of business;

          (N) enter into any lease, contract or agreement pursuant to which the Company is obligated to pay or incur obligations of more than $25,000 per year, other than the purchase of inventory in the ordinary course of business consistent with past practice;

          (O) make any changes to its current investment strategy, policy or practices;

          (P) permit any insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated without notice to and consent by Purchaser;

          (Q) revalue any of its assets or make any change in accounting methods, principles or practices, except as required by GAAP after notice to Purchaser;

          (R) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (S) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice, or delay the making of any capital expenditures from the Company’s current capital expenditure schedule; or

          (T) authorize any of, or agree to commit to do any of, the foregoing actions.

     (c) The Company shall use its reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

4.2. Notification of Certain Matters.

     The Company shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement: (i) any representation or warranty made by the Company in this Agreement is untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; (ii) there has been a material failure of the Company or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; (iii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iv) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (v) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect; or (vi) the commencement or threat of any Litigation involving or affecting the Company, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger. No such notice to Purchaser shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the offer have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

4.3. Access and Information.

     (a) Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with (i) such financial and operating data and other information with respect to the business and properties of the Company as Purchaser may from time to time reasonably request, and (ii) a copy of each material report, schedule and other document filed or received by the Company pursuant to the requirements of applicable securities laws or the NASD; provided, however, that, between the date hereof and the time of first acceptance of Shares for payment under the Offer, (i) Purchaser may, with prior notice to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, contact any employee of the Company directly, provided that such contact is for informational purposes only and does not unreasonably interfere with such employee’s ongoing responsibilities to the Company, and (ii) access to the Company’s offices and facilities shall only be with the sole and absolute, prior written consent of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel (provided that this Agreement shall not constitute prior written consent); and, following the time of first acceptance of Shares for payment under the Offer, Purchaser shall not be restricted in any manner in contacting employees of the Company or in accessing the Company’s offices and facilities. No such access, inspections or furnishment of information shall have any adverse effect on Purchaser or Merger Sub’s ability to assert that conditions to Closing or to the consummation of the Offer have not been satisfied.

     (b) The Chief Financial Officer of the Company shall deliver to the Purchaser immediately before the close of business on the day which is six (6) business days prior to the then-scheduled expiration date of the Offer and immediately before the close of business on the then-scheduled expiration date of the Offer, a certificate executed by such officer which sets forth the number of issued and outstanding Shares as of the date of the expiration of the Offer.

     (c) Without limiting any other provision of this Agreement, from time to time during the Offer upon the request of the Purchaser, immediately before the close of business on the day which is six (6) business days prior to the then scheduled expiration date of the Offer and immediately before the close of business on the expiration date of the Offer, the Company shall inform Purchaser orally and in writing as to the then-current status of satisfaction of the conditions to the Offer described in paragraphs (c), (e), (f), (g), (h), (i) and (1) on Annex A hereto. The President of the Company shall deliver to the Purchaser promptly following the close of business on the then-scheduled expiration date of the Offer a certificate executed by such officer to the effect that the conditions to the Offer specified in the immediately preceding sentence have been satisfied.

     (d) Prior to the execution and delivery of this Agreement, the Company shall have delivered to the Purchaser a copy of duly adopted resolutions of the Company’s Board of Directors approving the execution, delivery and performance of this Agreement and the other agreements contemplated hereby (including the Stockholders Agreement and the Stock Option Agreement) and, in each case, the transactions contemplated thereby, certified by the Secretary of the Company.

4.4. Special Meeting; Proxy Statement.

     (a) As promptly as practicable following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law:

          (i) (A) duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) for the purposes of considering and taking action upon the approval and adoption of the Merger and this Agreement;

               (B) subject to Section 4.8(b), the Company shall, through the Company’s Board of Directors, declare advisable and recommend to its shareholders that they approve the Merger and adopt this Agreement, and shall include disclosure regarding the approvals of the Company’s Board and the Special Committee referred to in Section 2.22(c) in the Proxy Statement;

               (C) without limiting the generality of the foregoing, the Company agrees that its obligations under clause (A) of this Section 4.4(a)(i) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Company Takeover Proposal (as such term is defined in Section 4.8(a)) or the withdrawal or modification by the Board of Directors or any committee thereof of such Board’s or committee’s approval or recommendation of the Offer, the Merger or this Agreement; and

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the “Proxy Statement”) to be mailed to its shareholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with Purchaser and its counsel.

     (b) Purchaser shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Merger Sub or any of Purchaser’s other subsidiaries in favor of the approval and adoption of the Merger and this Agreement.

     (c) Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that Purchaser, Merger Sub and any other subsidiaries of Purchaser shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.

4.5. Reasonable Best Efforts.

     (a) Subject to the terms and conditions herein provided, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the other transactions contemplated hereby (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and (ii) consulting and cooperating with and providing assistance to Purchaser and Merger Sub in the preparation and filing with the SEC of the Offer Documents and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Offer and the Closing set forth herein.

     (b) The Company agrees to inform Purchaser regularly, and to respond to requests of Purchaser, as to the status of whether or not each material Consent required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have been obtained. The Company shall promptly deliver to Purchaser in writing a reasonably detailed notice (the “Consent Notice”) as to the status of all such material Consents (i) immediately before the close of business on the thirteenth business day (such date, the “Consent Notice Date”) following the commencement of the Offer and (ii) immediately before the close of business on the day which is six (6) business days prior to the then-scheduled expiration date of the Offer. In the event that the Company has not obtained any one or more of such material Consents by the Consent Notice Date, then Purchaser shall have up to and including the date (the “Decision Date”) which is the actual expiration date of the Offer to (i) terminate this Agreement in accordance with Section 7.1(f) hereof or (ii) waive any such one or more material Consents by delivery of a reasonably detailed written notice to the Company (any such material Consents so waived in writing by Purchaser, collectively, the “Waived Consents”); provided, however, that in the event that Purchaser has not by or on the Decision Date either (i) terminated this Agreement in accordance with Section 7.1(f) hereof or (ii) waived all such material Consents, then this Agreement shall terminate without any action by any party hereto in accordance with Section 7.1(g) hereof. Notwithstanding any such waiver of material Consents, if Purchaser has not so terminated this Agreement, the Company shall continue to use its reasonable best efforts to actually obtain the Waived Consents pursuant to Section 4.5(a) hereof up to the Closing Date.

4.6. Public Announcements.

     So long as this Agreement is in effect, the Company shall not, and shall cause its affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to the Offer or the Merger or the other transactions contemplated hereby without the written consent of Purchaser, or (b) discuss with the press or the media this Agreement, the Offer, the Merger or the other transactions contemplated hereby (and will refer any and all questions and inquiries to Purchaser), except in any case under (a) or (b) where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will consult with Purchaser regarding the same.

4.7. Compliance.

     In consummating the Offer, the Merger and the other transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply in all material respects with all other applicable Laws.

4.8. No Solicitation.

     (a) For purposes of this Agreement, “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase of assets representing 10% or more of the assets of the Company, (2) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company, (3) any tender offer, exchange offer or other transaction in which, if consummated, any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 10% or more of the outstanding voting capital stock of the Company, or (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a “Company Superior Offer” means a Company Takeover Proposal on terms that the Board of Directors of the Company determines, in good faith, based upon consultations with its outside legal counsel and its financial advisor, that if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Offer, this Agreement or the Merger and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the person making the offer and would, if consummated, be in the best interests of the shareholders of the Company; provided, however, that any such Company Takeover Proposal shall not be deemed to be a Company Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed.

     (b) Except as set forth in this Section 4.8, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer or director of the Company, or authorize or knowingly permit any other employee, agent or consultant of the Company to (i) solicit, encourage, initiate or seek the making, submission or announcement of any Company Takeover Proposal, (ii) furnish any non-public information regarding the Company to any person (other than Purchaser or Merger Sub or their representatives) in connection with or in response to a Company Takeover Proposal or an inquiry that the Company believes in good faith could be expected to lead to a Company Takeover Proposal, (iii) engage in discussions or negotiations with any person with respect to any Company Takeover Proposal, except as to the existence of these provisions (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Company’s Board of Directors of the Offer, this Agreement or the Merger, (v) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (vi) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal. Notwithstanding the foregoing, this Section 4.8(b) shall not prohibit (A) the Company, or the Board of Directors of the Company, prior to the time of the first acceptance of Shares for payment pursuant to the Offer, from furnishing nonpublic information regarding the Company to, or entering into discussions or negotiations with, any person in response to an unsolicited, bona fide written Company Takeover Proposal that the Board of Directors of the Company concludes in good faith could reasonably be expected to result in a Company Superior Offer that is submitted to the Company by such person (and not withdrawn) if (1) neither the Company nor any officer, director, employee, agent or consultant of the Company shall have violated any of the restrictions set forth in this Section 4.8(b) in connection with the receipt of such Company Takeover Proposal, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Takeover Proposal is required to comply with the fiduciary duties of the Board of Directors of the Company to the Company shareholders under applicable Law, (3) the Company gives Purchaser prompt written notice of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person, and the Company receives from such person an executed confidentiality agreement with provisions no less favorable to the Company than those contain in the Mutual Non-Disclosure Agreement dated August 3, 2004 by and between the Company and Purchaser; and (4) the Company furnishes such nonpublic information to such person and to Purchaser at substantially the same time (to the extent such nonpublic information has not been previously furnished by the Company to Purchaser); or (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Takeover Proposal.

     (c) The Company shall promptly (and in no event later than twenty-four (24) hours after the Company gains knowledge of its receipt of any Company Takeover Proposal), or any request for nonpublic information relating to it in connection with a response to a Company Takeover Proposal, advise Purchaser orally and in writing of such Company Takeover Proposal or request (including providing the identity of the person making or submitting such Company Takeover Proposal or request, and a summary of the material terms thereof, if the Company Takeover Proposal is not in writing, or a copy of the Company Takeover Proposal and any related draft agreements if it is in writing) that is made or submitted by any person during the time prior to the first acceptance of Shares for payment pursuant to the Offer. The Company shall keep Purchaser informed in all material respects on a prompt basis with respect to the status of any such Company Takeover Proposal or request and any material modification or proposed material modification thereto.

     (d) Upon the execution of this Agreement, the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any person (other than Purchaser) that relate to any Company Takeover Proposal.

     (e) The Company agrees not to release any person (other than Purchaser) from or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company is a party and which relates to a Company Takeover Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of Purchaser.

     (f) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to the first acceptance of Shares for payment pursuant to the Offer (subject to Company’s compliance with the provisions of this Section 4.8), (i) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger or (y) approve or recommend a Company Superior Offer if: (A) an unsolicited, bona fide written offer is made to the Company by a third party for a Company Takeover Proposal, and such offer is not withdrawn; (B) the Company’s Board of Directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a Company Superior Offer; (C) following consultation with outside legal counsel, the Company’s Board of Directors determines that the withdrawal or modification of its approval or recommendation of the Offer, this Agreement or the Merger is required to comply with the fiduciary duties of the Board of Directors of Company to the shareholders of the Company under applicable Law; (D) such approval or recommendation is not withdrawn or modified in a manner adverse to Purchaser at any time prior to three (3) business days after Purchaser receives written notice from the Company confirming that the Company’s Board of Directors has determined that such offer is a Company Superior Offer, and (E) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Purchaser (and any adjustment or modification of the terms of such Company Takeover Proposal), the Board of Directors of the Company again makes the determination in good faith that the withdrawal or modification of such approval or recommendation of the Offer, this Agreement or the Merger is required to comply with the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Law.

     (g) Notwithstanding anything to the contrary contained herein, this Agreement and the Merger shall be submitted to the shareholders of the Company, in accordance with Section 4.4(a), at the meeting of such shareholders for the purpose of approving this Agreement and the Merger, and, subject to termination of this Agreement in accordance with the terms of Article VII hereof, nothing in this Agreement to the contrary shall be deemed to relieve the Company of such obligation.

4.9. SEC and Shareholder Filings.

     The Company shall send to Purchaser a copy of all public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

4.10 State Takeover Laws.

     Notwithstanding any other provision in this Agreement, unless this Agreement is terminated in accordance with the terms of Article VII hereof, in no event shall the Minnesota Anti-Takeover Approval be withdrawn, revoked or modified by the Board of Directors of the Company or the Special Committee. If any state takeover statute of the MBCA not rendered inapplicable or complied with by the Minnesota Anti-Takeover Approval becomes or is deemed to become applicable to this Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other transactions contemplated by this Agreement, the Company shall take all reasonable action necessary to render such statute inapplicable to or comply with all of the foregoing. For purposes of this Agreement, the “Minnesota Anti-Takeover Approval” shall mean the actions taken by the Company’s Board of Directors and the Special Committee referred to in Section 2.22(c) hereof causing Sections 302A.671, 302A.673 and 302A.675 of the MBCA not to impede this Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other transactions contemplated by this Agreement.

4.11 Actions Regarding the Rights.

     The Company shall not modify or waive, except as expressly provided herein, the terms of its Rights Agreement as amended as of the date hereof, or take any action to redeem the Rights, except in connection with its entering into a Company Superior Offer pursuant to and in accordance with Section 4.8 hereof.

ARTICLE V
ADDITIONAL COVENANTS OF PURCHASER

5.1. Notification of Certain Matters.

     Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) any representation or warranty made by Purchaser in this Agreement is untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; (ii) there has been a material failure of Purchaser, Merger Sub or any of their representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; (iii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iv) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD) in connection with the transactions contemplated by this Agreement; (v) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect; or (vi) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Offer or the Merger.

5.2. Reasonable Best Efforts.

     Subject to the terms and conditions herein provided, Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the offer and the Merger and the other transactions contemplated hereby and (ii) consulting and cooperating with and providing assistance to the Company in the preparation and filing with the SEC of the Schedule 14D-9 and the Proxy Statement and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the offer and the Closing set forth herein.

5.3. Compliance.

     In consummating the Offer, the Merger and the other transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

5.4. SEC and Shareholder Filings.

     Purchaser shall send to the Company a copy of all public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

5.5. Indemnification.

     (a) As of the Effective Time, the indemnification and exculpation provisions contained in the Bylaws and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of the Company or otherwise entitled to indemnification under the Company’s Bylaws or Articles of Incorporation (an “Indemnified Party”) as those contained in the Bylaws and the Articles of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that nothing contained herein shall limit Purchaser’s ability to merge the Company or the Surviving Corporation into Purchaser or any of its subsidiaries or any other person or otherwise eliminate the Company’s or the Surviving Corporation’s corporate existence. The Company hereby covenants that it shall, to the fullest extent permitted under Minnesota law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Minnesota law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.5 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Notwithstanding anything to the contrary in this Section 5.5 or in the Bylaws or Articles of Incorporation of the Surviving Corporation, the foregoing indemnification shall not be available to an Indemnified Party to the extent that a claim arises in connection with facts or circumstances which, if known by Purchaser prior to the Effective Time, would have constituted a breach of the Company’s representations, warranties, covenants or agreements made in this Agreement; the Article of Incorporation and Bylaws shall be amended as necessary to reflect this restriction on indemnification. The Surviving Corporation shall reimburse all expenses, including reason able attorney’s fees and expenses, incurred by any person to enforce the obligations of the Surviving Corporation under this Section 5.5. To the fullest extent permitted by law, the Surviving Corporation shall advance expenses in connection with the foregoing indemnification.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

5.6. Benefit Plans and Employee Matters.

     (a) Purchaser shall to the extent practicable either maintain and provide to the Company’s employees the employee benefits and programs of the Company as substantially in effect as of the date hereof or cause the Surviving Corporation to provide employee benefits and programs to the Company’s employees that, in the aggregate, are substantially comparable to those of Purchaser. The Company shall provide Purchaser with such information as Purchaser may reasonably request regarding the Company’s employee benefits and programs in order to assist Purchaser in complying with its obligations under this Section 5.6(a). Nothing in this Section 5.6(a) shall be construed to prohibit or restrict Purchaser or the Surviving Corporation from amending, suspending or terminating any of its employee benefit plans or programs at any time.

     (b) From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their terms, all employment and severance agreements in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company.

ARTICLE VI
CONDITIONS

6.1. Conditions to Each Party’s Obligations.

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. If required under the MBCA, the Company Shareholder Approval shall have been obtained.

     (b) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

     (c) Purchase of Shares. Purchaser or Merger Sub or any affiliate of either of them shall have purchased Shares pursuant to the Offer.

6.2. Conditions to Obligations of Purchaser.

     The obligations of Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Purchaser:

     (a) Company Representation and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a “material adverse effect”, “material” or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     (b) Performance by the Company. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

     (c) No Material Adverse Change. There shall have been no changes, conditions, events, or developments (including but not limited to with respect to any matters described in this Agreement or in the Company SEC Reports or on the Company Disclosure Schedule) that have or would reasonably be expected to have a Company Material Adverse Effect since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such Company Material Adverse Effect, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the Company competes shall be disregarded, and

(iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

     (d) Governmental Approval. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by Purchaser or those Consents the failure or which to obtain will not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

     (e) Material Consents. Except with respect to any Waived Consents, any material Consents of any person to the Merger or the other transactions contemplated hereby shall have been obtained and be in full force and effect.

     (f) Employee Termination, Consulting and Non-Competition Agreements. Each Noncompetition Agreement shall be in full force and effect.

6.3. Frustration of Conditions.

     Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII
TERMINATION AND ABANDONMENT

7.1 Termination.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company described herein:

     (a) by mutual written consent of Purchaser and the Company;

     (b) by either Purchaser or the Company, if:

          (i) the Merger shall not have been consummated on or prior to December 31, 2004 (the “Drop Dead Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) if required under the MBCA, the vote of the Company’s shareholders shall have been taken at a meeting duly convened therefor or at any adjournment or postponement thereof and shall be insufficient to approve the Merger and this Agreement; or

          (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (c) by Purchaser, if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to the Company;

     (d) by Purchaser, if (1) the Company shall have breached in any material respect its obligations set forth in Section 4.8 hereof, (2) the Board of Directors of the Company or the Special Committee, as the case may be, shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or failed to reconfirm its recommendation within five (5) business days after a written request to do so, or approved or recommended any Company Superior Offer or (3) the Board of Directors of the Company or the Special Committee, as the case may be, shall have resolved to take any of the foregoing actions;

     (e) by the Company, if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Purchaser;

     (f) by Purchaser on or before the Decision Date, if any one or more material Consents required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have not been obtained;

     (g) without any action on the part of any party hereto on the day immediately following the Decision Date in the event that all material Consents required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have not been obtained by the Company by or on the Decision Date and Purchaser (i) has not terminated this Agreement by or on the Decision Date pursuant to Section 7.1(f) or (ii) has not waived all such material Consents which have not been obtained by the Company by or on the Decision Date;

     (h) by the Purchaser, other than as a result of a breach by the Purchaser or Merger Sub of its obligations hereunder, if as a result of any condition set forth in Annex A hereto failing to be satisfied, the Purchaser shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any Shares for payment thereunder; and

     (i) by the Company, upon approval of its Board of Directors, if the Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder, other than as a result of a breach by the Company of its obligations hereunder.

     The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.6 hereof.

7.2. Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than Sections 7.2, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16) shall become void and of no further force or effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

     (b) In the event that prior to termination of this Agreement a bona fide Company Takeover Proposal shall have been made known to the Company or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal (a “Competing Company Takeover Proposal”), and thereafter this Agreement is (x) terminated pursuant to Section 7.1(b)(i) or 7.1(b)(ii), or (y) terminated by Purchaser pursuant to Section 7.1(c), 7.1(d), 7.1(f) or 7.1(h) (provided the reason for termination under Section 7.1(h) relates to one or more of the conditions described in (e), (f), (g), (h) or (k) of Annex A), then the Company shall promptly, but in no event later than, in the case of termination by Purchaser, two days after, or in the case of termination by the Company, immediately prior to, termination of this Agreement giving rise to the Company’s payment obligation, pay Purchaser One Million Dollars ($1,000,000) (the “Company Termination Fee”), plus the reimbursement of any and all Purchaser Expenses (as defined below) incurred by Purchaser and Merger Sub up to Three Hundred Thousand Dollars ($300,000), payable by wire transfer of same day funds to an account designated by Purchaser (provided, however, that the Company Termination Fee shall not be payable if Purchaser terminates this Agreement pursuant to Section 7.1(h) and at the time of such termination more than 75% of the Shares (including all of the Convertible Preferred Stock) shall have been validly tendered and not withdrawn pursuant to the Offer). The Purchaser shall submit an accounting of the Purchaser Expenses to the Company. For purposes of this Agreement, the term “Purchaser Expenses” shall mean any and all costs, fees and expenses incurred by Purchaser and Merger Sub in connection with the preparation, negotiation, execution, performance and consummation of this Agreement, the Stockholders Agreement, the Stock Option Agreement and any other agreements executed in connection herewith or therewith or in connection with any of the transactions contemplated by any such agreements and documents (including, without limitation, attorneys’, information agent’s and accountants’ fees and expenses, Purchaser’s internal time allocation relating to its employees, Purchaser’s internal costs and expenses, governmental filing fees, and printing and mailing costs). The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not have entered into this Agreement. Notwithstanding the foregoing, no fee or expense reimbursement shall be paid pursuant to this Section 7.2(b) if Purchaser shall be in material breach of its obligations hereunder.

     (c) In the event that (i) Purchaser terminates this Agreement solely pursuant to Section 7.1(h), (ii) at the time of such termination, Purchaser does not deliver to the Company a written certification signed by the Chief Executive Officer stating that such termination is based, in whole or in part, on the material unsatisfactory results, in Purchaser’s sole discretion, of Purchaser’s due diligence review of the Company, and (iii) at the time of such termination, more than 75% of the Shares (including all of the Convertible Preferred Stock) shall have been validly tendered and not withdrawn pursuant to the Offer, then Purchaser shall immediately prior to its termination of this Agreement pursuant to Section 7.1(h) pay the Company One Million Dollars ($1,000,000) (the “Purchaser Termination Fee”), plus the reimbursement of any and all Company Expenses (as defined below) incurred by the Company up to Three Hundred Thousand Dollars ($300,000), payable by wire transfer of same day funds to an account designated by the Company. The Company shall submit an accounting of the Company Expenses to Purchaser. For purposes of this Agreement, the term “Company Expenses” shall mean any and all costs, fees and expenses incurred by the Company in connection with the preparation, negotiation, execution, performance and consummation of this Agreement, the Stockholders Agreement, the Stock Option Agreement and any other agreements executed in connection herewith or therewith or in connection with any of the transactions contemplated by any such agreements and documents (including, without limitation, attorneys’, information agent’s and accountants’ fees and expenses, the Company’s internal time allocation relating to its employees, the Company ‘s internal costs and expenses, governmental filing fees, and printing and mailing costs). Purchaser acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not have entered into this Agreement. Notwithstanding the foregoing, no fee or expense reimbursement shall be paid pursuant to this Section 7.2(c) if the Company shall be in material breach of its obligations hereunder.

     (d) Purchaser acknowledges that payments made under Section 7.2(b) hereof shall constitute its exclusive remedy with respect to any termination of this Agreement that gives rise to such payment obligation. The Company acknowledges that payments made under Section 7.2(c) hereof shall constitute its exclusive remedy with respect to any termination of this Agreement that gives rise to such payment obligation.

ARTICLE VIII
MISCELLANEOUS

8.1. Confidentiality.

     Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Exchange Act with respect to the Offer and the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any filings with the SEC. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

8.2. Amendment and Modification.

     This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

8.3. Waiver of Compliance; Consents.

     Any failure of the Company on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

8.4. Survival.

     The respective representations, warranties, covenants and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those covenants contained in Sections 1.6(b), 1.7, 1.8, 1.9, 1.12, 1.13, 5.5, 8.1 and 8.14 hereof, which shall survive beyond the Effective Time in accordance with their terms.

8.5. Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to: DataKey, Inc. 407 West Travelers Trail Minneapolis, Minnesota 55337 Attention: David A. Feste Facsimile: (952) 890-6850

with a copy to (but which shall not constitute notice to the Company):

Fredrikson & Byron, P.A. 200 South 6th Street, #400 Minneapolis, Minnesota 55402-1425 Attention: Thomas R. King, Esq.

Facsimile: 612-492-7077

(ii)	if to Purchaser or Merger Sub, to:

SafeNet, Inc. 4690 Millennium Drive Belcamp, Maryland 21017 Attention: Chief Executive Officer Facsimile: (443) 327-1207

with a copy to (but which shall not constitute notice to Purchaser)

Venable LLP 8010 Towers Crescent Drive Suite 300 Vienna, Virginia 22182 Attention: Elizabeth R. Hughes, Esq. Facsimile: 703-821-8949

8.6. Binding Effect; Assignment.

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto.

8.7. Expenses.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided; however, that the parties hereto agree that the costs of printing the Offer to Purchase (and related documents) and the Schedule 14D-9 (and related documents), the costs of mailing all such documents to shareholders of the Company, and the fees and expenses of Innisfree M&A Incorporated shall be split equally between Purchaser, on the one hand, and the Company, on the other hand.

8.8. Governing Law.

     This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware (except to the extent that a particular matter is the proper subject of the MBCA, in which event the MBCA shall govern). Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

8.9. Counterparts.

     This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

8.10. Interpretation.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (iii) the term “subsidiary” of any specified person shall mean any corporation any of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity any of the total equity interest of which, is directly or indirectly owned by such specified person, other than in any such case any entity which may be deemed to be a “subsidiary” of such specified person solely by reason of the ownership of equity securities of such entity which are registered under the Exchange Act and held by such specified person for investment purposes only, (iv) the term “knowledge,” when used with respect to the Company, shall mean the knowledge of the directors and executive officers of the Company and, when used with respect to Purchaser, shall mean the knowledge of the directors and executive officers of Purchaser, and (v) the term “including” shall mean “including, without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.11. Entire Agreement.

     This Agreement and the documents or instruments referred to herein, including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, and any other written agreement entered into contemporaneously herewith embody the entire agreement and under standing of the parties hereto in respect of the subject matter contained therein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to therein. This Agreement and such other agreements supersede all prior agreements and the understandings between the parties with respect to such subject matter.

8.12. Severability.

     In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

8.13. Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

8.14. Third Parties.

     Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections 5.5 and 5.6(b) hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company affected thereby and their heirs and representatives.

8.15. Disclosure Schedules.

     The Company and Purchaser acknowledge that the Company Disclosure Schedule (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in their entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, except to the extent required by this Agreement.

8.16. Obligation of Purchaser.

     Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

SAFENET, INC.
By:	/s/ Ken Mueller
	Name:	Ken Mueller
	Title:	Chief Financial Officer

DATAKEY, INC.
By:	/s/ Timothy L. Russell
	Name:	Timothy L. Russell
	Title:	President and Chief Executive Officer

SNOWFLAKE ACQUISITION CORP.
By:	/s/ Ken Mueller
	Name:	Ken Mueller
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A
Conditions to the Offer

     The capitalized terms used but not defined in this Annex A and which are defined in the attached Agreement and Plan of Merger shall have the meanings ascribed to such terms in such attached agreement. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the offer or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

     (a) there shall have been entered, enforced, instituted, pending, threatened, or issued by any Governmental Authority, any judgment, order, injunction, ruling, proceeding, action, suit, charge or decree: (i) which could reasonably be expected to make illegal, restrain or prohibit or make materially more costly the making of the offer, the acceptance for payment of, or payment for, any Shares by Purchaser, the Merger Sub or any other affiliate of Purchaser, or the consummation of the Merger; (ii) which could reasonably be expected to prohibit or limit the ownership or operation by the Company, Purchaser or any of their subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their subsidiaries, or which could reasonably be expected to compel the Company, Purchaser or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Purchaser or any of their subsidiaries; (iii) which could reasonably be expected to impose or confirm limitations on the ability of Purchaser, the Merger Sub or any other affiliate of Purchaser to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters presented to the Company’s shareholders, including, without limitation, the approval and adoption of the Agreement and the Merger; (iv) which could reasonably be expected to require divestiture by Purchaser, Merger Sub or any other affiliate of Purchaser of any Shares; or (v) which otherwise could reasonably be expected to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect;

     (b) there shall have been any statute, rule, regulation, judgment, order, legislation or interpretation of any nature pending, proposed, enacted, enforced, promulgated, amended or issued by any Governmental Authority or deemed by any Governmental Authority applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) any transaction contemplated by the Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

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     (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

     (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or NASDAQ other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

     (e) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any person, other than Purchaser or Merger Sub, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership 50% or more of any of the then outstanding Shares, or (ii) the Board of Directors of the Company, the Special Committee or any other committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Purchaser or Merger Sub, the recommendation by such Board of Directors or approval by such committee of the Offer, the Merger or this Agreement, including, without limitation, the Minnesota Anti-Takeover Approval of the Special Committee, (B) approved or recommended, or proposed publicly to approve or recommend, a Company Takeover Proposal, (C) caused the Company to enter into any agreement relating to any Company Takeover Proposal, or (D) resolved to do any of the foregoing;

     (f) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a “material adverse effect”, “material” or other materiality qualifier, such representation or warranty shall not be true and correct in all respects) as of the date of the Agreement and as of such time on or after the date of the Agreement, except those representations and warranties that speak of an earlier date, which shall not be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

     (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

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     (h) all material Consents required from third parties (other than Governmental Authorities) in connection with the Agreement and the transactions contemplated thereby have not been obtained by the Company by or on the Decision Date and Purchaser has not waived all such unobtained material Consents;

     (i) the Agreement shall have been terminated in accordance with its terms;

     (j) Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

     (k) any one or more of the representations and warranties contained in any one or both of Sections 2.22(a), 2.22(c) or 2.30 of the Agreement shall have been breached in any respect or are inaccurate in any respect; which, in the good faith judgment of the Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment; or

     (l) any non-competition or similar obligations of the Company could reasonably be expected to prohibit or restrict Purchaser or any of Purchaser’s subsidiaries from developing, manufacturing, marketing or selling any of the current products of Purchaser or its subsidiaries or any products of Purchaser or its subsidiaries currently in design or development.

     The foregoing conditions are for the benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Merger Sub in whole or in part at any time and from time to time in their reasonable discretion. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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